Transaction Overview

Exhibit 99.2

Transaction summary

Key Transaction Terms

- Pro forma enterprise value of $1,925M (3.2x 2022E revenue)
- Pro forma net balance sheet cash includes proceeds from the March 2021 convertible note issuance
- Original PIPE investment of $200mm upsized with additional PIPE investment of $109mm[1]
- Assumes the new Delayed Draw Notes (up to ~$220mm) are undrawn at close
- Existing Sonder shareholders will retain 69% ownership in the pro forma company
- Both the SPAC and PIPE offering are 100% primary with all net proceeds (after transaction costs) going to the balance sheet

Illustrative Post-Transaction Ownership


12%
4%
16%
69%
Existing Sonder Shareholders
SPAC Shareholders
PIPE Investors
SPAC Sponsor

Pro Forma Ownership	Value
Existing Sonder Shareholders	$ 1,902
SPAC Shareholders	450
PIPE Investors[1]	322
SPAC Sponsor[1]	100
Total Value	**$ 2,773**

Illustrative Pro Forma Valuation ($M, except per share values)

Pro Forma Capitalization	
Share Price at Merger	$ 10.00
Total Shares Outstanding	277.3
Equity Value	**$ 2,773**
(-) PF Net Balance Sheet Cash[2]	($848)
Enterprise Value	**$ 1,925**
2022E GAAP Revenue	*$ 610*
Implied Multiple	*3.2x*

Sources and Uses ($M)

Sources	
SPAC Cash in Trust	$ 450
PIPE Investment	200
Additional PIPE[1]	109
New Delayed Draw Notes (Undrawn)	0
Seller Rollover Equity	1,902
Total	**$ 2,661**

Uses	
Net Cash to Balance Sheet[2]	$ 729
Transaction Costs[3]	30
Seller Rollover Equity	1,902
Total	**$ 2,661**

Note: Assumes a nominal share price of $10.00 per share. Pro Forma Ownership excludes impact of warrants and earnout to existing Sonder shareholders. Shareholders from Sonder's convertible note issuance included in existing Sonder shareholders. Pro forma net balance sheet cash as of 6/30/2021 includes approximately $119M of net cash projected and $35M of projected debt outstanding (the transaction is expected to close by the end of 2021). Pro forma net balance sheet cash as of 6/30/2021 assumes no Sonder transaction expenses and $30M of Company transaction expenses. Pro forma net balance sheet cash assumes zero redemptions by Gores Metropoulos II public shareholders. Sonder has entered into a non-binding term sheet with respect to the Delayed Draw Notes financing and the consummation of such financing is subject to the completion of definitive documentation. [1] Additional PIPE of ~$109.4mm includes ~$102.3mm investment by existing PIPE investors and SPAC Sponsor in exchange for ~11.51mm common shares (and result of SPAC Sponsor cancelling ~1.28mm founder shares) and incremental ~$7.1mm investment by SPAC Sponsor in exchange for ~0.71mm common shares. [2] Assumes no draw on the new Delayed Draw Notes. [3] Excludes estimated Sonder transaction expenses of $16-$18mm. Company transaction expenses are expected to be ~$40mm by transaction close.

Sonder